Exhibit 10.13

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REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

This Agreement, effective April 5, 2004 (the “Effective Date”), is made by and between Applera Corporation, a corporation of the State of Delaware, through its Applied Biosystems Group, having an office at 850 Lincoln Centre Drive, Foster City, California 94404 and Celera Diagnostics, LLC, an indirectly wholly owned subsidiary of the Applera Corporation (“Applera”), and Cepheid, a corporation of the State of California having an office at 904 Caribbean Drive, Sunnyvale, California 94089 (“Licensee”) (each of Applera and Licensee, a “Party” and, collectively, the “Parties”).

Whereas, Applera owns Japanese Patent No. JP 3136129, European Patent No. EP 0 872 562 Bl, and patents and applications that claim priority of United States application Serial No. 08/968,208, all describing and claiming automated thermal cycling apparatus capable of performing nucleic acid amplification and detecting that amplification in real time, and apparatus claims in corresponding counterpart patent applications in other countries.

Whereas, Applera owns U.S. Patent No. 5,656,493, describing and claiming an amplification system comprising polymerase chain reaction (“PCR”) reagents and a thermal cycler programmed to carry out a PCR protocol.

Whereas, Licensee and Applera are parties to a Thermal Cycler Supplier Agreement having an effective date of April 15, 200.0 (the “TCSA”), under which Licensee has been granted certain limited license rights in certain fields under certain identified patents and patent applications claiming methods and apparatus for nucleic acid amplification, including the PCR process, but not including real-time thermal cycling apparatus rights that are the subject of this Agreement.

Whereas, Licensee has requested rights in all fields under the Applera real-time thermal cycling apparatus patent rights, and rights only in the human in vitro diagnostic field under the Applera amplification system rights, and Applera has agreed to grant those rights.

NOW, THEREFORE, the Parties agree as follows:

1.             Definitions

For the purpose of this Agreement terms when used herein with initial capital letters shall have the meanings set forth below or as otherwise defined in this Agreement. Except where the context otherwise requires, wherever used, the singular form of such defined terms shall, include the plural.

1.1           “AB/Cepheid Limited-Royalty Collaboration Agreement” means the Collaboration Agreement between APPLIED BIOSYSTEMS AND CEPHEID, effective October 11, 2002 (the “Collaboration Agreement”).

1.2           “Affiliate” of a party to this Agreement shall mean an organization: a) whose voting stock is controlled or owned directly or indirectly to the extent of fifty percent (50%) or more by the party; b) which directly or indirectly owns or controls fifty percent (50%) or more of

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the voting stock of the party; c) whose majority ownership is directly or indirectly common to that of the party; or d) defined under a), b), or c) above except the amount of said ownership is less than fifty percent (50%) but that amount is the maximum amount permitted by law and Licensee has effective control.

1.3           “Amplification System Patent Rights” shall mean U.S. Patent No. 5,656,493, which describes and claims an amplification system comprising PCR reagents and a thermal cycler programmed to carry out a PCR protocol. Amplification System, Patent Rights include rights only under the identified Applera patent. They do not include rights, expressly or by implication, under any other Applera or any Roche patent or application, or to any patent claim to reagents, apparatus, or an amplification process, even if that process is a result of the natural and intended operation of the amplification system.

1.4           “Fields” shall mean research, and all applied fields other than human in vitro diagnostic applications for the clinical management of patients, which are specifically excluded.

1.5           “HIVD Field” shall mean the field of human in vitro diagnostic applications for the clinical management of patients, excluding any human in vitro diagnostic applications for the clinical management of patients involving the detection, quantitation, genotyping or characterization of human immunodeficiency virus (“HIV”) or hepatitis C virus (“HCV”).

1.6           “Licensed Real-Time Thermal Cycler” shall mean a Real-Time Thermal Cycler as defined below, where the system or its manufacture, importation, offer for sale, sale or use would, except for the rights granted under this Agreement, infringe at least one Valid Claim within the Real-Time Apparatus Patent Rights.

1.7           “Molecular Diagnostics Products” shall mean any products intended or used for the amplification, detection, quantification, extraction or sequencing of nucleic acid for human in vitro diagnostic purposes for the clinical management of patients.

1.8           “Net Sales Price” for apparatus distributed under this Agreement shall refer to the sales price charged to unrelated Third-Party end users as to whom the price is not affected by any other purchase, by any other dealing or by any special course of dealing, and shall mean the gross invoice price to such an end user less the following deductions where applicable: (i) discount allowed and taken, in amounts customary, in the trade, and (ii) sales and/or use taxes and/or duties for particular sales. No allowance or deduction shall be made for commissions or collections, by whatever name known. Instruments subject to this Agreement shall be separately invoiced items.

For distributions other than sales described by the preceding paragraph, including any sale, loan, lease, consignment, gift or other distribution (i) to an end user that is Licensee itself, an Affiliate or a distributor, (ii) to an end user that enjoys a special course of dealing with Licensee, or its Affiliates or distributors, or (iii) is under a reagent rental agreement or other arrangement that is not a sale to an unrelated Third-Party end user as to whom the price is unaffected by other purchase, dealing or special course of dealing, the Net Sales Price shall be determined by reference to the Net Sales Price which would be applicable in an arm’s length sale

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to a similarly situated unrelated Third-Party end user as to whom the price is not affected by any other purchase, by any other dealing or by any special course of dealing.

In all cases, Net Sales Price shall be calculated on the basis of sales or transfers to end users by Licensee, its Affiliate or a distributor of either, as the case may be. In the event Licensee is unable to account for end-user sales by any distributor, the Net Sales Price shall be calculated as the price to the final distributor multiplied by [***], which factor represents a [***] margin on sales to end users by the distributor.

For the avoidance of doubt, the Net Sales Price for Real-Time Thermal Cyclers shall include the gross invoice price for all modules, components, computer hardware and software for such Real-Time Thermal Cyclers whether the same are sold together with or separately from such Real-Time Thermal Cyclers.

1.9           “Real-Time Apparatus Patent Rights” shall mean (a) Applera’s Japanese Patent No. JP 3136129, European Patent No. EP 0 872 562 Bl; and claims in Applera’s patents and applications that claim priority of United States patent application Serial No. 08/968,208; and

(a)           each patent claim to an apparatus or to a method of using that apparatus now or hereafter owned by Applera; provided that such claim would be infringed by the manufacture, use (in the manner used as of the Effective Date as evidenced by Licensee’s product literature attached as Exhibit 2 to this Agreement) or sale of any Cepheid Smart Cycler, GeneXpert or I-CORE- module-containing product that had been commercially sold by Licensee as of the Effective Date of this Agreement, as evidenced by Licensee’s product literature attached as Exhibit 2 to this Agreement. No other patent claims are included, whether expressly or by implication, within the definition of Real-Time Apparatus Rights or Amplification System Patent Rights. Notwithstanding anything herein to the contrary, the term Real-Time Apparatus Patent Rights does not include any patent or patent claim that claims a real-time process, reagent or method.

1.10         “Real-Time Thermal Cycler” shall mean an instrument, whether in single or multiple modules, that includes a Thermal Cycler or Temperature Cycling Instrument as defined below and a detector which can be used to detect a fluorescence optical signal while the Thermal Cycler is in operation and without opening the vessel(s) in which amplification is occurring. For the purposes of this Agreement, Real-Time Thermal Cyclers are limited to the following products: Cepheid Smart Cycler, GeneXpert and any Cepheid Thermal Cycler containing one or more I-CORE modules (as those modules are defined in Exhibit 1), and are further limited to thermal cyclers with a capacity of no more than five hundred (500) reaction aliquots, vessels or tubes that can be thermally cycled at one time. For avoidance of doubt a Real-Time Thermal Cycler does not include disposable test cartridges or reaction tubes for containing reagents that are to be used with such Real-Time Thermal Cyclers.

1.11         “Temperature Cycling Instrument” shall mean an instrument, whether in single or multiple modules, that includes a Thermal Cycler and additional structure for performing one or more other functions.

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1.12         “Thermal Cycler” shall mean an instrument, whether in single or multiple modules, that is capable in itself of automatically performing thermal cycling of samples in the PCR process.

1.13         “Territory” shall mean the world.

1.14         “Third Party” shall mean a party other than one of the Parties to this Agreement.

1.15         “Valid Claim” shall mean a patent claim which has not been held invalid or permanently unenforceable by a decision of a court or administrative tribunal from which no appeal has or can be taken, or a pending claim of a patent application.

2.            Grant

2.1           Upon the terms and subject to the exceptions and conditions of this Agreement, Applera hereby grants to Licensee under the Real-Time Apparatus Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive license in the Fields and in the HIVD Field, in the Territory, to make (but not have made), use and import Licensed Real-Time Thermal Cyclers, and to offer to sell, and sell the same to end users solely under Licensee’s name and trademarks but not otherwise to manufacture for, or sell or distribute to or for, thermal cycler instrument suppliers,

2.2           Upon the terms and subject to the exceptions and conditions of this Agreement, Applera grants to Licensee under the Real-Time Apparatus Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive license in the Fields and in the HIVD Field, in the Territory, to make (but not have made), use and import add-on and substitute components, modules, computer hardware and software for Licensed Real-Time Thermal Cyclers, and to offer to sell, sell and distribute the same only to end-user owners of Licensed Real-Time Thermal Cyclers purchased from Licensee.

2.3           Upon the terms and subject to the exceptions and conditions of this Agreement, Applera grants to Licensee under the Amplification System Patent Rights a personal, non-transferable, royalty-bearing, non-exclusive right to convey to end-user customers (including Licensee itself) of Licensee’s Licensed Real-Time Thermal Cyclers a non-exclusive license to use such Licensed Real-Time Thermal Cyclers in the HIVD Field in the Territory.

2.4           The grants under Sections 2.1, 2.2 and 2.3 include no right, immunity, authorization or license, either expressly or by implication, under any patent or patent application other than the Real-Time Apparatus Patent Rights and the Amplification System Patent Rights. Without limiting the foregoing, no license is granted pursuant to this Agreement under any patent claim or patent application claim to a real-time process, reagent or method. Notwithstanding the rights granted in Sections 2.1, 2.2, and 2.3, the Licensee, its Affiliate, or distributor may not make, use, offer to sell, import, or sell a Licensed Real Time Thermal Cycler for use with Molecular Diagnostics Products for HIV or HCV infection, including any analyte specific reagent products.

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2.5           Rights granted to Licensee under this Agreement are personal to Licensee alone. Licensee shall have no right to sublicense, assign or otherwise transfer or share its rights hereunder, except as permitted under Section 9.1 of this Agreement.

2.6           Notwithstanding the prohibition of Section 2.5, Licensee’s rights to sell to end users under the grants of Sections 2.1 and 2.2, and to convey rights to end-user customers under the grant of Section 2.3, include the right to sell through Affiliates and distributors, as long as Licensee reports and pays under this Agreement on their behalf.

2.7           Restriction on Distributors and Affiliates.  Licensee shall not make any arrangements or agreements with any Third Party to distribute or co-market Real-Time Thermal Cyclers if such Third Party or its affiliates had, individually or in aggregate, worldwide sales of Molecular Diagnostics Products manufactured by such Third Party or its affiliates which exceeded [***] in calendar year 2003.

3.            Fees, Royalties, Records and Reports

3.1           In consideration of the licenses and rights granted under Article 2, Licensee shall pay to Applera:

(a)           a non-refundable license issuance fee of eleven million five hundred thousand dollars (US$ 11,500,000), not creditable against royalties, with said license issuance fee to be paid according to the following schedule:  [***] upon execution of this Agreement, with subsequent payments of [***] due on the first business day of each calendar quarter thereafter, beginning with the next immediate quarter, until the remaining balance of [***] is paid. For the avoidance of doubt, the calendar quarters begin on the first day of the following months: January, April, July and October;

(b)           for each Cepheid GeneXpert® Module (as “GeneXpert® Module” is defined in the Collaboration Agreement) that is a Licensed Real-Time Thermal Cycler and that is delivered or invoiced after the issuance of a United States patent that claims priority of United States patent application Serial No. 08/968,208 to Northrup Grumman or any other third party for delivery to and use solely by the United States Postal Service (“USPS”) with Cartridges (as the term “Cartridges” is defined in the Collaboration Agreement) supplied to Cepheid pursuant to the Distribution Agreement dated March 28, 2003 between Applera and Cepheid as part of a Bio-Threat Agent Detection System (as the term “Bio-Threat Agent Detection System” is defined in the Collaboration Agreement) pursuant to the prime contract existing as of the date of this Agreement between Northrup Grumman and the USPS for the supply of Bio-Threat Agent Detection Systems with respect to which Cepheid is a subcontractor, including any modules or components of any such GeneXpert Module, including without limitation software, [***] of Net Sales Price for each such Licensed Real-Time Thermal Cycler; and for all other Licensed Real-Time Thermal Cyclers:  (i) [***] of Net Sales Price for each Licensed Real-Time Thermal Cycler distributed prior to the issuance of any of Applera’s patents that claim priority of U.S. application Serial No. 08/968,208 and that cover such Licensed Real-Time Thermal Cycler; and (ii) following the issuance of any such patents, [***] of Net Sales Price;

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(c)           unless exempted from royalty under Section 3.1(d), for each component or module (including, without limitation, computer hardware and software) of a Cepheid GeneXpert® Module (as “GeneXpert® Module” is defined in the Collaboration Agreement) that is a Licensed Real-Time Thermal Cycler and that is delivered or invoiced after the issuance of a United States patent that claims priority of United States patent application Serial No. 08/968,208 to Northrup Grumman or any other third party for delivery to and use solely by the USPS with Cartridges (as the term “Cartridges” is defined in the Collaboration Agreement) supplied to Cepheid pursuant to the Distribution Agreement dated March 28, 2003 between Applera and Cepheid as part of a Bio-Threat Agent Detection System (as the term “Bio-Threat Agent Detection System” is defined in the Collaboration Agreement) pursuant to the prime contract existing as of the date of this Agreement between Northrup Grumman and the USPS for the supply of Bio-Threat Agent Detection Systems with respect to which Cepheid is a subcontractor, [***] of Net Sales Price for each such component or module; and for all other components or modules (including, without limitation, computer hardware and software) for Licensed Real-Time Thermal Cyclers:  (i) [***] of Net Sales Price for each such component or module delivered or invoiced prior to the issuance of any of Applera’s patents and applications that claim priority of U.S. application Serial No. 08/968,208 and which cover such Licensed Real-Time Thermal Cycler; and (ii) following such issuance, [***] of Net Sales Price for each such component or module delivered or invoiced following the issuance of any of Applera’s patents and applications that claim priority of U.S. application Serial No. 08/968,208 and which cover such Licensed Real-Time Thermal Cycler; and

(d)           repair, not amounting to reconstruction, of a Licensed Real-Time Thermal Cycler for which a royalty already has been paid under this Agreement, including replacement of components by identical components shall not be subject to royalty hereunder unless the component itself would directly infringe the Amplification System Patent Rights or the Real-Time Apparatus Patent Rights.

3.2           Royalties that are expressed as a percentage (but not flat fee royalties) of Net Sales Price (as defined in the TCSA) and that are paid by Licensee to Applera for Licensee’s sales of royalty bearing products under the TCSA shall be deductible against royalties due for the same sales of royalty bearing products under Sections 3.1(b) and (c) of this Agreement.

3.3          All amounts payable hereunder shall be payable in United States dollars. Sales in other countries shall be converted to U.S. dollars based on the New York rate of exchange as quoted in the Wall Street Journal for the last business day of the applicable quarter. If not so published, the Parties may agree on a substitute publication. In the event there is no comparable publication, the applicable rate for such date by the appropriate governmental agency in such country shall apply.

3.4           Licensee shall keep, and shall require its pertinent Affiliates and (when Licensee is reasonably able to do so shall require it distributors) to keep (and make available for audit as set forth below), full, true and accurate records, in accordance with Generally Accepted Accounting Principles, detailing all information necessary to show the amount payable to Applera under this Agreement and to demonstrate Licensee’s (and its Affiliates’ and distributors’) compliance with its obligations under this Agreement. Such books and the supporting data shall be made available during normal business hours, for three (3) years following the end of the

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calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent auditor retained by Applera. If in dispute, such records shall be kept until the dispute is settled. Inspection shall be at Applera’s expense, unless the auditor concludes that the amount payable that is stated in a report is understated by five percent (5%) or more, in which case expenses shall be paid by Licensee.

3.5           Licensee shall within thirty (30) days after the first of January, April, July and October deliver to Applera a true and accurate royalty report. This report shall detail (i) Licensee’s (and its Affiliates’ and distributors’ when applicable) sales or other transfer on a country-by-country basis of products that are subject to royalties hereunder; (ii) the Net Sales Price; and (iii) Licensee’s calculation of its royalty obligations consistent with this Agreement. Such report shall also give such other details of the business conducted by Licensee in each country during the preceding three (3) calendar months as are pertinent to accounting for royalty obligations under this Agreement, and shall be in accordance with, and include all information specified in, the royalty report form attached hereto as Appendix A.

The correctness and completeness of each report shall be attested to in writing by the responsible financial officer of Licensee or by Licensee’s external auditor.

3.6           Simultaneously with the delivery of each royalty report described in Section 3.5 above, Licensee shall pay to Applera the monies then due under this Agreement for the period covered by the report. Each report and payment shall be sent by the due date to the following address:

Applied Biosystems
850 Lincoln Centre Drive
Foster City, California, 94404 U.S.A.
Attention: Director of Licensing

with a copy to

Celera Diagnostics
1401 Harbor Bay Parkway
Alameda, California, 94502 U.S.A
Attention: Vice President, Business Development

or to any address that Applera may advise in writing.

3.7           If Licensee shall fail to pay any amount owing under this Agreement by the due date, the amount owed shall bear interest at [***] over the Citibank NA base lending rate (“prime rate”) from the due date until paid, provided, however, that if this interest rate is held to be unenforceable for any reason, the interest rate shall be the maximum rate allowed by law at the time the payment is due.

3.8           Failure of Licensee to pay any amount specified under this Agreement within thirty (30) days after the due date will give Applera the right to terminate under Section 6.7.

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4.            Settlement

4.1           The Parties have been engaged in a dispute regarding the patentability or validity, as the case may be, of the Real-Time Apparatus Patent Rights, including Licensee’s opposition to European Patent No. EP 0 872 562 B1. In settlement of that dispute, the Parties agree as follows: (i) Licensee will withdraw its opposition to said European Patent and will not oppose said patent, directly or indirectly; (ii) upon the Effective Date of this Agreement, Licensee shall pay to Applera the sum of [***]; and (iii) upon its receipt of said payment, Applera agrees that all Real-Time Thermal Cyclers delivered or invoiced by Licensee and its Affiliates (including Real-Time Thermal Cyclers delivered to themselves for use) prior to the Effective Date of this Agreement shall be considered to have been licensed under the grants of Sections 2.1, 2.2 and 2.3.

5.            License Notice

5.1           Licensee agrees to include prominently in the front of the user’s manual for each Licensed Real-Time Thermal Cycler, and for no other Thermal Cycler or Temperature Cycling Instrument, a Notice as specified from time to time by Applera. Unless and until Applera reasonably instructs differently, the Notice shall be:

NOTICE TO PURCHASER

This real-time thermal cycler is licensed for use in research, diagnostics (except in diagnosis and monitoring of HIV and HCV infections) and all other applied fields under Applera’s European Patent No. EP 0 872 562, Japanese Patent No. JP 3136129 and patents pending.

No rights are conveyed expressly, by implication or estoppel to any patents on real-time methods, including but not limited to 5’ nuclease assays, or to any patent claiming a reagent or kit.

Applied Biosystems does not guarantee the performance of this instrument or endorse its use in any application.

6.            Term and Termination

6.1           This Agreement, unless sooner terminated, shall continue until the expiration of the last-to-expire of the patents under which rights are granted in this Agreement.

6.2           This Agreement shall terminate upon a holding of invalidity or unenforceability of all patent claims licensed hereunder by a final court decision from which no appeal is or can be taken.

6.3           Licensee may terminate this Agreement for any reason by giving written notice to Applera and ceasing to label, advertise or promote its Real-Time Thermal Cyclers as Licensed Real-Time Thermal Cyclers. Such termination shall be effective ninety (90) days after said notice or cessation, whichever is later. Upon such termination, any outstanding balance of the

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license issuance fee (for which the payment obligation has not already accrued) payable under Section 3.1(a) of this Agreement shall be cancelled.

6.4           The decision of a Court or Administrative body finding Applera liable or culpable due to Licensee’s manufacture of Licensed Real-Time Thermal Cyclers or components thereof covered by this Agreement or due to the sale or distribution of such Licensed Real-Time Thermal Cyclers or components thereof by Licensee, an Affiliate or a distributor shall give Applera the right to terminate immediately upon notice, the licenses granted under this agreement in the country(s) under the jurisdiction of the above Court or Administrative body that issued the finding.

6.5           This Agreement shall terminate immediately upon (i) an adjudication of Licensee as bankrupt or insolvent, or Licensee’s admission in writing of its inability to pay its obligations as they mature; (ii) an assignment by Licensee for the benefit of creditors; (iii) the appointment of, or Licensee’s applying for or consenting to the appointment of, a receiver, trustee or similar officer for a substantial part of its property; (iv) the institution of or any act of Licensee instituting any bankruptcy, insolvency arrangement, or similar proceeding; (v) the issuance or levy of any judgment, writ, warrant or attachment or execution or similar process against a substantial party of the property of Licensee; or (vi) loss of Licensee’s federal or state licenses, permits or accreditation necessary for distribution of Licensed Real-Time Thermal Cyclers.

6.6           Except as permitted under Section 9.1 of this Agreement, Applera may terminate this Agreement immediately on notice upon any change in the ownership or control of Licensee or of its assets. For such purposes, a “change in ownership or control” shall mean that [***] or more of the voting stock of Licensee becomes subject to the ownership or control of a person or entity, or any related group of persons or entities acting in concert, which persons(s) or entity(ies) did not own or control such portion of voting stock on the Effective Date hereof. Applera shall have the same right to terminate upon any transfer of [***] or more of the assets of Licensee.

6.7           Upon any breach of or default under a material term (including without limitation any payment obligation) under this Agreement by Licensee, Applera may terminate this Agreement upon [***] days’ written notice. Notwithstanding the foregoing, Applera will not terminate this Agreement if, during the [***] day notice period, Licensee fully cures such breach or default to Applera’s reasonable satisfaction.

6.8           Upon expiration or termination of this Agreement, all licenses granted to Licensee shall terminate. Licensee’s obligations under Article 3 with respect to sale or royalty obligations accruing prior to termination or expiration shall survive termination or expiration. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to or on account of such termination or expiration. All remedies provided hereunder or elsewhere are cumulative. Section 7.2, Section 7.3 and Articles 8, 10 and 11 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

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7.             Confidentiality – Publicity

7.1           Unless and until ABI reasonably instructs differently, in advertisements, catalogs, brochures, sales literature and promotional literature for Licensed Real-Time Thermal Cyclers, Licensee, Affiliates and distributors shall state the following prominently in type and location:

Cepheid’s [Real-time thermal cycler model(s)] (is a) (are) licensed real-time thermal cycler(s) under Applera’s European Patent No. EP 0 872 562, Japanese Patent No. JP 3136129 and patents pending.

Such notice may also include the clause “for all fields including human in vitro diagnostics except for diagnosis and monitoring of HIV and HCV infections” or the clause “for human in vitro diagnostics except for diagnosis and monitoring of HIV and HCV infections” at Cepheid’s option.

7.2           With respect to Licensee’s distribution of any written information to Third Parties, including but not limited to advertising, brochures, catalogs, promotional and sales material, and public relations material, Applera shall have the right to prescribe changes regarding references to, or descriptions of:  Applera, Applied Biosystems, the patents under which rights are granted in this Agreement or this Agreement. Licensee agrees to comply with Applera’s reasonable prescriptions.

7.3           Except as provided in Sections 7.1 and 7.2, Licensee shall, to the extent reasonably practicable, maintain the confidentiality of the provisions of this Agreement and shall refrain from disclosing the terms of this Agreement without the prior written consent of Applera, except to the extent Licensee concludes in good faith that such disclosure is required under applicable law or regulation in which case Applera shall be notified in advance. Should Licensee conclude in good faith that such disclosure is in fact required, Licensee shall notify Applera in writing thirty (30) days or, in the case of a court order, as soon as reasonably possible before such disclosure is made to permit Applera to comment upon or object to the disclosure, or to redact the disclosure copy of the Agreement.

8.             Compliance and Quality

8.1           In the exercise of any and all rights and in performance hereunder, it shall be the duty of Licensee, not Applera, to comply fully with all applicable laws, regulations and ordinances and to obtain and keep in effect licenses, permits and other governmental approvals (federal, state or local) necessary or appropriate to carry on activities hereunder.

8.2           Applera does not approve or endorse any Real-Time Thermal Cycler of Licensee in any way or for any purpose, including real-time PCR. Quality and quality control with respect to suitability for real-time PCR, according to standards and requirements that may exist in the marketplace from time to time, are the sole responsibility of Licensee.

9.             Assignment

9.1           This Agreement (and the licenses granted hereunder) is personal in nature. This Agreement and the rights hereunder are non-delegable and non-assignable by the Licensee.

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Without limiting the foregoing, this Agreement cannot be assumed or assumed and assigned by a trustee or debtor-in-possession in bankruptcy as set forth in Section 365(c)(1) of the United States Bankruptcy Code or any similar provisions of state or federal law. This Agreement shall not be assigned by Licensee (including without limitation by any attempted assignment or transfer that would arise from a sale or transfer of Licensee’s business or assets or acquisition of all of the equity or Licensee) except as permitted under this Section 9.1. Any such, assignment or attempted assignment (except as permitted under this Section 9.1) shall be void ab initio and result in the immediate and automatic termination of this Agreement without any requirement or notice or other action by ABI. Notwithstanding the foregoing, Licensee may assign the Agreement to the purchaser of substantially all of the equity or assets of Licensee, but only under the following conditions:

(a)           Licensee must be in good standing under this Agreement;

(b)           if such assignee or its affiliates had, individually or in aggregate, worldwide sales of Molecular Diagnostics Products manufactured by such Third Party or affiliates which exceeded [***] in calendar year 2003, Licensee must obtain the prior written consent of Applera, the granting of which shall be at the sole discretion of Applera;

(c)           the assignee shall accept in writing the provisions of this Agreement and agree to be bound by them; and,

(d)           within thirty days of such assignment, assignee shall pay to Applera an assignment fee, not creditable against any remaining balance of the issuance fee due under Section 3.1 (a), to be determined according to the following schedule:

       [***]

9.2           Applera may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee. Licensee agrees to execute such further acknowledgements or other instruments as Applera may reasonably request in connection with such assignment.

10.          Warranties, Negation of Warranties and Indemnity

10.1         Except as provided in Paragraph 10.4, nothing in this Agreement shall be construed as:  a) a warranty or representation by Applera as to the validity or scope of any patent; b) a warranty or representation that making, using or selling any Real-Time Thermal Cyclers or any components, modules, computer hardware or software thereof or the practice under the Real-Time Apparatus Patent Rights or Amplification System Patent Rights is or will be free from infringement of patents of Third Parties; c) an obligation on the part of Applera to sue Third Parties for infringement; d) except as expressly set forth herein, conferring the right to use in advertising, publicity or otherwise, in any form, the name of, or any trademark or trade name of, Applera or any of its affiliates; e) conferring by implication, estoppel or otherwise any license, immunity or right under any patent owned by or licensed to Applera other than those specified, regardless of whether such patent is dominant or subordinate to the patents under which rights are granted in this Agreement; f) an obligation to furnish any know-how; or g) creating any agency, partnership, joint venture or similar relationship between Applera and Licensee.

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10.2         APPLERA MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

10.3         Licensee agrees to take all reasonable precautions to prevent death, personal injury, illness and property damage from the use of Licensed Real-Time Thermal Cyclers. Licensee shall assume full responsibility for its operation under the patents under which rights are granted in this Agreement, the manufacture of Licensed Real-Time Thermal Cyclers and the use thereof and shall defend, indemnify and hold Applera harmless from and against all liability, demands, damages, expenses (including attorneys’ fees) and losses for death, personal injury, illness, property damage or any other injury or damage, including any damages or expenses arising in connection with state or federal regulatory action, in view of the use by Licensee, its officers, directors, agents and employees of the Real-Time Apparatus Patent Rights, the Amplification System Patent Rights and the manufacture and use of Licensed Real-Time Thermal Cyclers except that Licensee shall not be liable to Applera for injury or damage arising solely because of Applera’s negligence.

10.4         Applera represents and warrants to Cepheid that Applera is the sole and exclusive owner of all right, title and interest in the Amplification System Patent Rights and Real-Time Apparatus Patent Rights (the collective set of rights hereinafter known as “Applera Owned Patent Rights”), and such Applera Owned Patent Rights are not subject to any encumbrance, lien or claim of ownership by any Third Party that would encumber the rights granted to Cepheid in this Agreement.

11.          General

11.1         If after execution of this Agreement, Applera grants a license to any Third Party, other than Roche or a collaboration partner (including, without limitation, any party to an agreement with Applera entailing collaborative research, development or manufacturing) of substantially the same scope and encompassing the same fields as the license granted to Licensee herein but under more favorable royalty rates (expressed as a percentage of the Net Sales Price of such other licensee’s royalty-bearing products) than those given to Licensee under this Agreement then: Applera shall promptly notify Licensee of such more favorable royalty rates, and Licensee shall have the right and option to substitute such more favorable royalty rates that are expressed as percentages of Net Sales Price (such more favorable royalty rate, the “Substituted Royalty Rate”) for the royalty rates contained herein; provided that Licensee accepts all other terms and conditions (whether more or less favorable to Licensee) of such agreement with such Third Party (such new agreement with Licensee on the same terms and conditions, mutatis mutandum, as apply to such Third Party, referred to hereafter as the “Substituted Agreement”). [***]

11.2         This Agreement, together with the Nondisclosure Agreement entered into by the Parties on June 4, 2004, constitutes the entire agreement between the Parties as to the subject matter hereof, and supersedes all prior negotiations, representations, agreements and understandings. This Agreement may be modified or amended only by written agreement, executed by the authorized representatives of each of the Parties.

*Confidential Treatment Requested by Celera Corporation*

11.3         Any notice required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail, or by overnight courier or facsimile, properly addressed to the other party at the respective address as shown below:

If to Applera:

Applied Biosystems
850 Lincoln Centre Drive
Foster City, California, U.S.A. 94404
Attention:  Director of Licensing

If to Licensee:

Cepheid
904 Caribbean Drive
Sunnyvale, CA 94089
Attention:  Vice President, Business Development

Either party may change its address by providing notice to the other. A notice shall be deemed given four (4) full business days after the day of mailing, or one full day after the date of delivery to the courier, or the date of facsimile transmission, as the case may be.

11.4         This Agreement shall be deemed made in the State of California, and it shall be construed and enforced in accordance with the law of the State of California. The Parties agree that the exclusive jurisdiction and venue for any dispute or controversy arising from this Agreement shall be in the state or federal courts in California.

11.5         If any provision hereof should be held invalid, illegal or unenforceable in any respect, then, to the fullest extent permitted by applicable law:  (a) all other provisions hereof shall remain in full force and effect and shall be liberally construed in order to carry out the intent of the Parties as nearly as may be possible, and (b) the Parties agree to negotiate in good faith a provision, in replacement of the provision held invalid, illegal or unenforceable, that is consistent with applicable law and accomplishes, as nearly as possible, the original intention of the Parties with respect thereto. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.6         Except where the context otherwise requires, wherever used, the singular shall include the plural and the word “or” is used in the inclusive sense. The captions and headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Each Party hereto and its counsel have participated fully in the review and negotiation of this Agreement. Both Parties have participated equally in the formation of this Agreement; the language of this Agreement shall not be presumptively construed against either Party.

11.7         It is expressly agreed that the Parties, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency.

*Confidential Treatment Requested by Celera Corporation*

11.8         Notwithstanding anything herein to the contrary, nothing in this Agreement shall preclude either Party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief as necessary to protect the interests of such Party.

11.9         The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

11.10       This Agreement may be executed (including via facsimile) in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.11       The representations, warranties, covenants, rights and obligations set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Party.

IN WITNESS WHEREOF, The Parties hereto have duly executed this Agreement on the date(s) indicated below.

APPLERA		CEPHEID
(LICENSEE)

By:	6/4/04	By:	/s/ Joseph H. Smith

Title:	/s/ Paul Grossman	Title:	Sr. Vice Predident

Date:		Date:	June 4, 2004

PAUL D. GROSSMAN, Ph.D.
VICE PRESIDENT
INTELLECTUAL PROPERTY
APPLIED BIOSYSTEMS GROUP
ASSISTANT SECRETARY
APPLERA CORPORATION

*Confidential Treatment Requested by Celera Corporation*

APPENDIX A

Summary Royalty/Fee Report

REAL-TIME INSTRUMENT PATENT LICENSE AGREEMENT

for the Period:                      to                      for Sales in the country of

Licensee: Cepheid    Effective Date: April 5, 2004    Royalty/Fee Rate: [***] NSP

☐ Check here if there were no sales for this period.

Real-Time TC/Module/Add - On Model or Part No.	No. Sold	Gross Invoice Price (US$)	Deductions Allowed (US$) (explain)	Net Sales Price (US$)	Royalty Rate ([***] NSP)	Gross Royalty Due (US$)	Royalty ($) Paid on Same Sale per TCSA	Net Royalty Due

Total Net Royalty Due

I hereby certify the information set forth above is correct and complete with respect to the amounts due under this License Agreement.

By	Title	Date

Name (please print)

Applera Corporation Send report to:  Director of Licensing, Applied Biosystems, 850 Lincoln Centre Drive, Foster City, CA 94404 USA

*Confidential Treatment Requested by Celera Corporation*

EXHIBITS

Attached are (i) a definition and set of prospective general specifications for a Cepheid Real-Time Thermal Cycler containing one or more I-CORE modules (Exhibit 1) and (ii) product descriptions, features and specifications for the Cepheid Smart Cycler and Cepheid GeneXpert (Exhibit 2a/2b), both as of the Effective Date of this Agreement.

*Confidential Treatment Requested by Celera Corporation*

Exhibit 1: Definition and set of prospective general specifications for a Cepheid Real-Time Thermal Cycler containing one or more I-CORE modules

The instruments are those containing one or more I-CORE™ modules. An I-CORE module is comprised of (1) a single site, discrete, individually controllable heater sleeve containing a heating element and designed to accept a disposable reaction tube or cartridge, (2) an integrated cooling mechanism (e.g. a fan) that enables passage of ambient or cooled air across the heater sleeve, and (3) optical blocks containing solid state components that enable optical interrogation of the reaction solution in the reaction tube or cartridge.

In a single site configuration comprised or a single I-CORE module, the I-CORE module will contain all of the elements listed above.

In a multi-site configuration comprised of multiple I-CORE modules, each I-CORE module:

(a)           will contain a single site, discrete, individually controllable heater sleeve containing a heating element and designed to accept a disposable reaction tube or cartridge.

(b)           may or may not contain an integrated cooling mechanism. If an integrated cooling mechanism is not included, each I-CORE reaction site will be cooled by the passage of ambient or cooled air coming from an external source passing across the heater sleeve.

(c)           may or may not contain optical blocks. If optical blocks are not included, the instrument will be optically “blind”, that is, it will not be capable of optical interrogation, or optical interrogation will occur on a separate module.

*Confidential Treatment Requested by Celera Corporation*

Exhibit 2a

Smart Cycler II

[images of Smart Cycler II and Technician]

 cycle smarter

Real-time PCR with the Smart Cycler II

The Smart Cycler II is built with sixteen modular I-CORE ® (Intelligent Cooling/heating Optical Reaction) modules.  Each independent module must maintain tight temperature specifications, established with National Institute of Standards Technology (NIST)-traceable standards.  Consistent results are obtained by measuring the cycle threshold (Ct), the first cycle in which there is significant increase in fluorescence above the background, and which correlates to the log-linear phase of PCR amplification.

Real-time detection .  Combine amplification and detection in one step.  Fluorescence is measured in real time as PCR products are generated.

Flexible .  Assay optimization is easy and expedited with the ability to run a different protocol in each of the sixteen sites simultaneously.  The ability for multiple operators to use the system concurrently gives new meaning to the term multi-tasking.

Fast .  Results are available in as little as 20 minutes due to very rapid, accurate heating and cooling cycles.

Four-channel optics .  Develop multiplex assays with the ability to detect fluorescent signal in four distinct channels.

Expandable .  Link up to six processing blocks for cost-effective system expansion.

The following text is associated with a graphic depicting the Structure of the Smart Cycler II:

Smart Cycler reaction tubes

• Closed tube assays reduce potential for amplicon contamination

• Thin walled polypropylene construction allows rapid hearing and cooling

• Designed to maximize dye excitation and detection of fluorescent emission

I-CORE Modules

• Each module is an independently-controlled thermal cycler fluorometer

• Solid state, non-moving parts for robust performance

• Incorporates four-channel optical detection

*Confidential Treatment Requested by Celera Corporation*

Optical blocks

•   High-intensity LEDs, silicon photodetectors, and multiple filters aflow simultaneous exitation and detection of four different special bands

Smart Cycler System

•  Starter system includes one processing block, manual, computer and accessory kit

•  Expand by linking up to six processing blocks to one computer system

*Confidential Treatment Requested by Celera Corporation*

Performance you can rely on

Four optical channels

The Smart Cycler II System’s optics allow the measurement of fluorescence in four channels at the same time.  High intensity LEDs and optical filters are optimized for spectral separation.  The instrument’s calibration allows use of FAM or SYBR ® Green in Channel 1, Cy3 or TET in Channel 2, Texas Red (TxR) in Channel 3, and Cy5 in Channel 4.

Multiplex capability

Multiplex assays allow the detection of several targets within a single sample.  The use of multiple fluorescent dyes permits detection of signal in up to four channels at one time on the Smart Cycler system.

Various detection chemistries can be used with the Smart Cycler optics, including TaqMan ® and Molecular Beacons probes, Amplifluor™ and Scorpion™ primers, and intercalating dyes such as SYBR ® Green.

Sensitivity

Assay sensitivity on the Smart Cycler platform is affected by many factors, including the quality of template preparation, primer and probe design, and optimization of PCR conditions.  Quantitative low copy detection is illustrated with an orthopox assay.

[associated graphics omitted]

Instrument precision

Reproducible data is achieved through the Smart Cycler’s robust optical, heating and cooling elements.

Run #	N	Mean Ct	SD	%CV

1	32	33.2	0.14	0.43%

2	32	33.2	0.13	0.39%

3	32	33.3	0.17	0.51%

Total mean (n = 96)	33.2
Total SD (n = 96)	0.16

Precision data:  Neisseria ganarrahoeae assay at 5000 copies.

*Confidential Treatment Requested by Celera Corporation*

Dynamic range

The Smart Cycler system allows detection over a broad range of target concentration.  A linear standard curve can be created from a serial dilution, allowing the determination of an unknown sample concentration.

*Confidential Treatment Requested by Celera Corporation*

Five steps to real-time PCR

1.  Click “Create Run”

2.  Enter run name

3.  Select dye set & tube size

4.  Select reaction sites & protocols

5.  Click “Start Run”

[screen shot omitted]

. . . with ease of analysis

Display options

Define and view:

•  Protocol definitions

•  Data analysis settings including primary curve or second derivative analysis

•  Fluorescence and temperature data graphs

Data management

With advanced Smart Cycler Software version 2.0:

•  Manage runs with controlled ramp rates

•  Automatically advance to next stage after crossing threshold

•  Define default data analysis and data access

•  Compare runs or import a standard curve

•  Save graphs as JPEG files

•  Automatically export and/or back up data

[screen shot omitted]

*Confidential Treatment Requested by Celera Corporation*

Specifications

Optics*

Dye detection limit < 2 nM for FAM/Cy3/TxR/Cy5

Optical channel characterization:

Channel	1	3	3	4
Excitation (nm)	450-495	500-550	565-590	630-650
Emission (nm)	510-527	565-590	606-650	670-750
Simplex Dyes	FAM SYBR [R] Green	Cy3, TET	TxR, ROX	Cy5
Multiplex Dyes	FAM	Cy3	TxR	Cy5

Reaction site thermal controls*

Solid state heater and forced-air cooling at each site

Reaction chamber thermistors calibrated to ± 0.50 °C using National Institute of Standards and Technology (NIST)-traceable standards

16 independently-controlled reaction sites per processing block

Reaction tubes

Single-use disposable tubes

Polypropylene construction

25- and 100 µL volumes

No-leak closures

User interface

Real-time display of growth curves and temperature profiles

Define threshold settings, protocols, and graph formats

Specify ramp rates for thermal cycling and melt functions

Automatically advance to the next PCR stage after crossing a user-defined threshold

Compare runs in real time

Save and import standard curves

Customize melt curve peak analysis

Data analysis

Qualitative or quantitative analysis

Primary growth curve or second derivative analysis

Melt analysis using intercalating dyes or Molecular Beacons probes

Multiplexing with internal controls

Export data into Microsoft Excel

Export graphs as JPEGs

Administrative defined data access capabilities

* Covered by issued or pending patents

*Confidential Treatment Requested by Celera Corporation*

Performance parameters

Heating ramp rates (max):

10 ºC/sec from 50 ºC to 95 ºC

Cooling ramp rates (max):

2.5 ºC/sec from 95 ºC to 50 ºC

Temperature duration accuracy:

± 1.0 sec from programmed time

Temperature accuracy:

± 0.5 ºC from 60 ºC to 95 ºC

Melt curve programmable ramp rates:

0.1 ºC/sec to 1.0 ºC/sec

Physical dimensions

Processing block:  12” 2 x 12” h x 10” l, 22 lbs

As little as 2.5 linear feet of bench space

Smart Cycler II TD travel case:  24” w x 20” h x 25.5” l,
total weight with processing block, computer & accessories 74 lbs

Power requirements

100-240 VAC, 50-60 Hz, 350 Watts

*Confidential Treatment Requested by Celera Corporation*

Smart Cycler Software 2.0

Performing real-time PCR just got easier

Smart Cycler Software 2.0 incorporates new features to streamline your real-time PCR protocols, analysis, data access, and display.  Whether you have one experimental protocol or many, real-time PCR is only a few easy steps away.

The Smart Cycler Software allows each of the system’s sixteen reaction sites to run independently.  The ability for multiple users to concurrently use the instrument and perform rapid assay optimization creates invaluable time savings.  Smart Cycler Software 2.0 provides the unique ability to automatically stop each site after the cycle threshold, or transition to a melt analysis in order to obtain the same concentration or purity of product.

New features

Flexibility

Automatically move to the next PCR stage after crossing a user-defined threshold

Copy an experimental run setup for use in running routine assays

Define ramp rates for each step of a protocol

Data display

Monitor two experimental runs simultaneously

Overlay growth curves from different runs for easy comparison

Import and save a standard curve into an experimental run

Customized analysis

Create system analysis defaults for use in each new run

Customize parameters of melt curve analysis

Easily adjust threshold on graph to appropriate level for dataset

Data management

Export graph data

Export Graphs and screens as JPEG files

Print graphs and associated experimental results table

Program automatic export of runs and/or backup of database

Create user-defined access to protocols, graphs and data

Operating systems

Windows 98 second edition, or Windows 2000, SP2

To order

Part no. 900-0082, Software upgrade kit:   Smart Cycler Software 2.0 CD, Smart Cycler II User Manual

[screen shot omitted]

*Confidential Treatment Requested by Celera Corporation*

Specifications

I-CORE Optical system*

Dye detection limit < 2 nM for FAM/Cy3/TxR/Cy5

Optical channel characterization:

Channel	1	3	3	4
Excitation (nm)	450-495	500-550	565-590	630-650
Emission (nm)	510-527	565-590	606-650	670-750
Simplex Dyes	FAM SYBR [R] Green	Cy3, TET	TxR, ROX	Cy5
Multiplex Dyes	FAM	Cy3	TxR	Cy5

Reaction site thermal controls*

Solid state heater and forced-air cooling at each site

Reaction chamber thermistors calibrated to ± 0.50 °C using National Institute of Standards and Technology (NIST)-traceable standards

16 independently-controlled reaction sites per processing block

Reaction tubes

Single-use disposable tubes

Polypropylene construction

25- and 100 µL volumes

No-leak closures

User interface

Real-time display of growth curves and temperature profiles

Define threshold settings, protocols, and graph formats

Specify ramp rates for thermal cycling and melt functions

Automatically advance to the next PCR stage after crossing a user-defined threshold

Compare runs in real time

Save and import standard curves

Customize melt curve peak analysis

Data analysis

Qualitative or quantitative analysis

Primary growth curve or second derivative analysis

Melt analysis using intercalating dyes or Molecular Beacons probes

Multiplexing with internal controls

Export data into Microsoft Excel

Export graphs as JPEGs

Create user-defined access to protocols, graphs and data

* Covered by issued or pending patents

*Confidential Treatment Requested by Celera Corporation*

Characteristic assay performance

M13mp18 assay

Cycles to detection (10 8 molecules) = 13.9

Time to detection = 9.5 minutes

Cycles to detection (100 molecules) = 34.3

Time to detection = 22 minutes

Xyella fastidiosa assay

Cycles to detection (3 x 10 6 cells) = 17.1

Time to detection = 13 minutes

Bacillus anthracis assay

Cycles to detection (100 pg DNA) = 21.1

Time to detection = 13 minutes

Cycles to detection (0.1 pg DNA) = 31.5

Time to detection = 19 minutes

Performance parameters

Heating ramp rates (max):

10 ºC/sec from 50 ºC to 95 ºC

Cooling ramp rates (max):

2.5 ºC/sec from 95 ºC to 50 ºC

Temperature duration accuracy:

± 1.0 sec from programmed time

Temperature accuracy:

± 0.5 ºC from 60 ºC to 95 ºC

Melt curve programmable ramp rates:

0.1 ºC/sec to 1.0 ºC/sec

Physical dimensions

Processing block:  12” 2 x 12” h x 10” l, 22 lbs

As little as 2.5 linear feet of bench space

Smart Cycler II TD travel case:  24” w x 20” h x 25.5” l,

total weight with processing block, computer & accessories 74 lbs

Power requirements

100-240 VAC, 50-60 Hz, 350 Watts

*Confidential Treatment Requested by Celera Corporation*

The Smart Cycler* II System

Cepheid’s real-time PCR instrument incorporates advanced optics allowing more dye choices for use with real-time PCR.  The Smart Cycler’s four optical channels have optimized spectral separation providing sensitive identification of positive or negative results and precise quantitation.  The instrument’s optics allow application to the rapidly evolving needs of a molecular biology lab using detection methods including Molecular Beacons and TaqMan [R] probes, Amplifluor™ and Scorpion™ primers, and intercalating dyes such as SYBR ® Green.

At the core of the Smart Cycler System are sixteen I-CORE ® (Intelligent Cooling/heating Optical REaction) modules, incorporating state-of-the-art microelectronic and optical design.  Each independently programmable I-CORE module performs four-color, real-time fluorometric detection.

Reaction tubes

Samples are amplified and measured in the Smart Cycler’s proprietary, sealable reaction tubes, which are designed to optimize rapid thermal transfer and optical sensitivity, as well as to reduce the possibility of amplicon contamination.  The tubes are available in 25 µL or 100 µL volumes.

Smart Cycler Software 2.0

The system software enables one or more operators to define and simultaneously carry out separate experiments, each with a unique set of cycling protocols, threshold criteria, and data analysis.  Additionally, thermal and optical data can be monitored in real-time and graphs of temperature, growth, and melt curves are displayed during data collection.  Advanced features include automatically moving to the next PCR stage after crossing a user-defined threshold, importing and saving a standard curve in an experimental run, and programming automatic backup or export of runs and database.

System configurations

The Smart Cycler II Starter System includes all equipment and software needed to obtain rapid, real-time PCR assay results.  The system includes a Smart Cycler II processing block, desktop computer, CDRW drive and flat panel monitor, Smart Cycler Software version 2.0, operator’s manual, and accessory kit.  The accessory kit features a mini-centrifuge, tube racks, and a cooling rack specifically designed to accommodate Smart Cycler reaction tubes.  A laptop configuration is also available.

A truly transportable system is available with the Smart Cycler II TD System, designed to hold the complete system, including processing block, laptop computer and accessories.  The rugged case has wheels and a retractable handle allowing real-time PCR to be performed when and where it’s needed.

*Confidential Treatment Requested by Celera Corporation*

North American Part Number	Description

SC2000N1-1	Smart Cycler II Starter System (processing block, manual, accessory kit, and desktop computer with flat-panel monitor)

SC2000N2-1	Smart Cycler II TD Starter System (processing block, manual, accessory kit, and laptop computer and rugged travel case)

SC2000N3-1	Smart Cycler II add-on processing block

SC2000N4-1	Smart Cycler II Laptop Starter System (processing block, manual, accessory kit, and laptop computer)

900-0028	Cooling block

900-0020	Mini-centrifuge (U.S.)

700-0630	Mini-centrifuge (Canada)

900-0027	Tube racks, 4-pack

900-0023	Smart Cycler reaction tubes, 100 µL, qty 1000

900-0022	Smart Cycler reaction tubes, 25 µL, qty 1000

900-0004	Smart Cycler reaction tubes, 100 µL, qty 50

900-0003	Smart Cycler reaction tubes, 25 µL, qty 50

*Confidential Treatment Requested by Celera Corporation*

Exhibit 2b

The GeneXpert ® System utilizes polymerase chain reaction (PCR) and real-time PCR to amplify and detect target nucleic acid.  The system is the first to fully automate and integrate all the steps required for PCR-based testing:  sample preparation, amplification and detection.  Designed to simplify hands-on preparation, the system provides PCR test results from a raw sample, enabling time-critical tests.  The GeneXpert module forms the core of the Biohazard Detection System deployed nationwide by the United States Postal Service for anthrax testing in mail sorting facilities.  An expanded menu of tests is currently in development.

The GeneXpert System is a random access instrument integrating real-time amplification and detection features seen in the SmartCycler System, but delivering results from unprocessed samples.  The I-CORE module is the common technology link between the SmartCycler and GeneXpert, performing real-time amplification and detection.  The GeneXpert automates sample preparation, integrating the complex steps of nucleic acid extraction in the microfluidic cartridges.

Each GeneXpert module also incorporates a syringe drive, rotary drive and a ultrasonic driver.  The driver delivers ultrasonic energy necessary to lyse the raw specimen and release nucleic acids contained within, while the combination of the syringe drive and rotary drive moves liquid between cartridge chambers in order to wash, purify and concentrate these nucleic acids.  After the automated extraction is complete, the nucleic acid concentrate is moved into the cartridge reaction chamber where amplification and detection takes place.

The GeneXpert ® System is the world’s first and only real-time PCR instrument which combines fully integrated sample prep with the amplification and detection process.  The cornerstone of the GeneXpert testing process are Cepheid’s patented, self-contained, single use cartridges.  This ground-breaking technology allows laboratory and non-laboratory personnel to conduct sophisticated molecular-based testing in a wide range of environments – including hospitals, research laboratories, physician offices, public health clinics or factories.

Most DNA analysis and detection procedures start with nucleic acids that have been extracted or removed from the sample.  In many cases, samples are complex in composition (whole blood, human cells or tissue, swabs) and the associated sample preparation protocols are complex and time-consuming.  In addition, many real world applications involve detection of a very small number of pathogens or target genes in a large volume of sample

Cepheid’s cartridges are designed to handle a variety of volumes, which provides the ability to obtain higher concentrations of starting target materials in the cartridge.  Concentration and purification of the target nucleic acids in a sample and removal of extraneous materials further increases the sensitivity of the resulting test.

The following text is associated with a graphic depicting the Structure of the GeneXpert System:

Processing changers – contain reagents, filters, and capture technologies necessary to extract, purify, and amplify target nucleic acids

*Confidential Treatment Requested by Celera Corporation*

Optical windows – enable real time optical detection

Reaction tube – thin chamber enables very rapid thermal cycling

Valve – enables fluid transfer from changer to chamber; may contain nucleic acids lysis and filtration components

[pictures of GeneXpert System and module omitted]